Exhibit 5(a)



                    (LETTERHEAD OF CAHILL GORDON & REINDEL)









                                November 15, 2001









XL Capital Ltd.
XL House
One Bermudiana Road
Hamilton, Bermuda  HM 11

                       Re:  Liquid Yield Option(TM) Notes
                            Due September 7, 2021

Ladies and Gentlemen:

     We have acted as special New York counsel to XL Capital Ltd, a Cayman Islands exempted limited company (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Act") of $508,842,000 aggregate principal amount at maturity, subject to upward adjustment in certain circumstances, of the Company's Liquid Yield Option(TM) Notes Due September 7, 2021 (the "LYONs"). The LYONs were issued under an Indenture (the "Indenture") dated as of September 7, 2001 by and between the Company and State Street Bank and Trust Company, as trustee.

     In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions and have made such other investigations as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed (a) the due organization and valid existence of the Company, (b) the due authorization, execution, authentication and delivery by all persons of each of the Indenture and the LYONs, (c) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (d) the authenticity of all documents submitted


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to us as originals, (e) the conformity to the original documents of all documents submitted to us as copies and (f) the genuineness of all signatures on all documents submitted to us.

     We advise you that, based upon the foregoing, in our opinion:

          1. Insofar as the laws of the State of New York are applicable thereto, the Indenture constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

          2. Insofar as the laws of the State of New York are applicable thereto, the LYONs constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

     We are members of the Bar of the State of New York and do not purport to be experts in or to express any opinion concerning the laws of any jurisdictions other than the laws of the State of New York. In rendering the opinions set forth above, we express no opinion as to the laws of any jurisdictions other than the laws of the State of New York. Accordingly, our opinions expressed in paragraphs 1 and 2 above are not intended as opinions under the laws of the jurisdiction of organization of the Company and are intended to cover only the nature of the Indenture and the LYONs as contracts and obligations created under and governed by the laws of the State of New York.



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     We hereby consent to the reference to our firm in the Registration
Statement under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.



                                          Very truly yours,

                                          /s/ Cahill Gordon & Reindel